Stock Option Agreement


Number of Shares: 100,000                Date of Grant: Monday, January 03, 2000



This Stock Option Agreement is made this 30 December 1999 by and between Mr. Jim Wantman (the "Optionee") and MedGrup Corporation, a Colorado corporation (the "Company").

     1. Grant of Option. The Company, pursuant to the provisions of the Company's Incentive Stock Option Plan (`Plan"), hereby grants to the Optionee, subject to the terms and conditions set forth or incorporated herein, an Option to purchase from the Company all or any part of an aggregate of the number of Common Shares indicated above, all at the purchase price of $1.30 per Share. All of the terms and provisions of the Plan are incorporated herein by reference.

          In the event of any conflict between this Agreement and the Plan, the Plan shall control.

     2. Exercise. This Option shall be exercisable in whole or in part (in multiples of 1,000 Shares, unless for the balance of this Option). This Option shall expire on the seventh anniversary of the Date of Grant stated above.

          Fifty percent of this option vests on the six-month anniversary of the aforementioned Date of Grant, the remaining 50% vests on the one-year anniversary of the aforementioned Date of Grant.

          This Option shall be exercisable by delivery to the Company of a copy of this Stock Option Agreement and manually signed notice of election to exercise, in the form attached hereto, specifying the number of Shares to be purchase. Payment of the purchase price shall be as stated in the Plan or allowed by the Board of Directors.



               MedGrup Corporation



               /s/ William D. Cronin
               ---------------------
               William D. Cronin
               President & CEO